Exhibit 99

Exhibit 99

John W. Diercksen	140 West Street
Executive Vice President	New York, NY 10007
	Phone:	212.395.1842
	Facsimile:	212.597.2558

December 16, 2005

Robert T. Blakely

Executive Vice President & CFO

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, VA 20147

Dear Bob,

We are writing to advise you of certain matters relating to the Agreement and Plan of Merger Dated as of February 14, 2005, as thereafter amended, among Verizon Communications Inc. (“Verizon”), Eli Acquisition, LLC (“Eli Acquisition, LLC”) and MCI, Inc. (“MCI”). The Agreement and Plan of Merger, as amended, is referred to as the “Agreement” in this letter.

Section 1.10 of the Agreement contemplates that one or the other party would deliver a “Trigger Notice” to commence the process of determining whether any adjustment will be required to the merger consideration by virtue of certain liabilities of MCI. By signing and countersigning this letter each party waives the delivery of such a notice and Verizon confirms that it is currently receiving information contemplated by Section 1.10.

As you know, the process of satisfying the remaining conditions to closing under the Agreement appears to be moving smoothly. MCI has previously provided us with substantial information relating to its estimate of the amount of cash required to satisfy the Specified Included Liabilities (as defined in the Agreement). Verizon will continue the process of developing our estimate of the Specified Included Liabilities and we understand that you will continue to provide us with access to individuals and information that will help Verizon understand the basis and calculation of MCI’s estimate. We will share our estimate with you when we complete the process.

In light of these developments and, assuming that all conditions of closing are satisfied including that Verizon and MCI are able to agree on the amount of the Remaining Specified Included Liabilities, we are increasingly confident that Verizon will be in a position to proceed to closing shortly after the first of the year.

Except as noted above, none of the parties waives any of the rights it has under the Merger Agreement.

Sincerely,

By:	/s/ John W. Diercksen

Confirmed:

MCI, Inc.

By:	/s/ Robert T. Blakely